EXHIBIT 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

March 12, 2025

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Fourth Quarter and Full Year 2024 Results

•
Reported earnings per common share of approximately $0.16 for 4Q 2024 and $0.02 for full year 2024.
•
Net cash flows provided by operating activities of $7.5 million for 4Q 2024 and $18.0 million for full year 2024.
•
2024 full year income from operations of $12.2 million includes a $4.1 million non-cash asbestos-related revaluation benefit recorded in Q4 2024.
•
2024 full year non-GAAP adjusted income from operations of $8.0 million improved $3.7 million vs 2023.
•
Record Air and Liquid Processing segment sales in 2024. Segment sales increased 6.5% for 4Q 2024 and 11% for 2024 full year compared to prior year periods.
•
Exploring options to mitigate losses in underutilized cast roll operations.

Carnegie, PA, March 12, 2025 – Ampco-Pittsburgh Corporation (NYSE: AP) reported net sales of $100.9 million and $418.3 million for the three and twelve months ended December 31, 2024, respectively, compared to $108.1 million and $422.3 million for the three and twelve months ended December 31, 2023, respectively. The decrease for the three months ended December 31, 2024, compared to the prior year quarter is primarily attributable to lower mill roll shipment volumes due to softer end market demand. Sales for the twelve months ended December 31, 2024, declined modestly compared to full year 2023 as growth in Air and Liquid Processing and net mill roll price increases were offset by lower shipment volumes of rolls and forged engineered products.

The Corporation reported non-GAAP adjusted income from operations of $1.0 million and $8.0 million for the three and twelve months ended December 31, 2024, respectively, compared to (loss) income of ($0.7) million and $4.2 million for the three and twelve months ended December 31, 2023. Despite lower mill roll shipment volumes, improved net roll pricing, improved operational efficiencies and better manufacturing cost absorption drove the income improvement. See the attached non-GAAP reconciliation table.

Commenting on the year, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “Our 2024 non-GAAP adjusted income from operations of $8.0 million in 2024 is at the highest level we’ve experienced in years, and improved $3.7 million over 2023. Despite lower sales revenue in 2024, the Forged and Cast Engineered Products segment delivered 38% higher operating income than a year ago due to pricing actions and manufacturing efficiency and absorption improvements. These results include only a partial year of operations with the new high-efficiency equipment installed in our U.S. forged business. The Air and Liquid segment delivered record sales in 2024 with consistently strong income. However, excess plant capacity in our cast roll system continues to weigh heavily on our operating results. As a result, we have entered into a formal collective consultation process with the represented workforce of our U.K. facility, where a depressed market and high energy costs have caused operating losses in excess of $5 million per year.”

In the three and twelve months ended December 31, 2024, the Corporation recorded a net credit of $4.2 million in connection with the revaluation of its long-term asbestos liability and related insurance receivable, including lower projected defense costs, and modest proceeds received from an insolvent insurance carrier. In contrast, in the twelve months ended December 31, 2023, the Corporation recorded a net charge for asbestos-related costs from the prior year’s revaluation of $40.7 million driven primarily by higher expected claim settlement values.

Interest expense for the three and twelve months ended December 31, 2024, increased in comparison to the same periods of the prior year primarily due to the higher equipment financing debt balance, higher average revolving credit facility borrowings and higher average interest rates. However, the Corporation’s total debt balance at December 31, 2024 remained flat with December 31, 2023.

Other income – net increased for the three months ended December 31, 2024, primarily due to favorable changes in foreign exchange, but was relatively flat for the year-ended December 31, 2024, compared to the same periods of the prior year.

The income tax provision was higher for the three and twelve months ended December 31, 2024, primarily due to the establishment of a valuation allowance on the net deferred tax assets of our U.K. operations at December 31, 2023, given its three-year cumulative loss history due to continued soft cast roll demand. As a result, the income tax provision in 2024 does not include any income tax benefit on the operating losses of the U.K. The income tax provision for the three and twelve months ended December 31, 2023, included a $1.3 million benefit associated with the charge for asbestos-related costs.

Net income attributable to Ampco-Pittsburgh for the three and twelve months ended December 31, 2024, was $3.1 million, or $0.16 per common share, and $0.4 million, or $0.02 per common share, respectively. Both periods include an after-tax impact of the credit for asbestos-related costs of $0.20 per share. This compares to net loss attributable to Ampco-Pittsburgh of $41.8 million, or $2.12 per share, and $39.9 million, or $2.04 per share, respectively, in the prior year periods, including approximately $2.00 per share and $2.02 per share, respectively, for the after-tax impact of the charge for asbestos-related costs.

Cash flows provided by operating activities of $18.0 million for the year ended December 31, 2024, improved by $21.7 million when compared to the year ended December 31, 2023. The change was led by lower investment in trade working capital and lower net outflows for asbestos litigation. Partly offsetting these factors were higher contributions to the Corporation’s employee benefit plans in 2024 than in 2023. Capital expenditures approximated $12.2 million for 2024, approximately $8.2 million less than capital spending in 2023, primarily due to the completion of the U.S forged business’ plant modernization capital program during 2024. More details will be available in the Corporation’s forthcoming 2024 Form 10-K.

Segment Results

Forged and Cast Engineered Products

Sales for the Forged and Cast Engineered Products segment for the three and twelve months ended December 31, 2024, declined from the same periods of the prior year primarily due to a lower volume of shipments and lower surcharge pass-throughs, offset in part by improved base pricing.

Operating results for the three and twelve months ended December 31, 2024, improved when compared to the same periods of the prior year. Improved net pricing and favorable manufacturing cost variances, due in part to improved productivity, more than offset lower shipment volumes. The twelve months ended December 31, 2023, included a $1.9 million benefit for a foreign energy credit.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for the three months ended December 31, 2024, improved from the prior year, reflecting a higher volume of centrifugal pump sales to commercial and U.S. Navy-related customers. Record sales for the twelve months ended December 31, 2024, also reflected higher shipments of custom air handlers aided by additional capacity provided by the new facility opened in the third quarter of 2023.

Operating results for the three months and twelve months ended December 31, 2024, improved due to changes in asbestos-related costs and due to a higher volume of shipments, net of product mix changes.

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Thursday, March 13, 2025, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the fourth quarter ended December 31, 2024. The Corporation encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, please go to https://dpregister.com/sreg/10196685/fe72f14755.

Those without internet access or unable to pre-register may dial in by calling:

•
Participant Dial-in (Toll Free): 1-844-308-3408
•
Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will become available on our website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of Ampco-Pittsburgh Corporation and its subsidiaries (collectively, “we,” “us,” “our,” or the “Corporation”). This press release may include, but is not limited to, statements about operating performance, trends and events we expect or anticipate will occur in the future, statements about sales and production levels, timing of orders for our products, restructurings, the impact from pandemics and geopolitical conflicts, profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate, “project,” “target,” “goal,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For us, these risks and uncertainties include, but are not limited to: inability to maintain adequate liquidity to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; economic downturns, cyclical demand for our products and insufficient demand for our products; excess global capacity in the steel industry; inability to successfully restructure our operations and/or invest in operations that will yield the best long-term value to our shareholders; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; inoperability of certain equipment on which we rely; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials for us or our customers; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; fluctuations in the value of the U.S. dollar relative to other currencies; changes in the existing regulatory environment; consequences of pandemics and geopolitical conflicts; work stoppage or another industrial action on the part of any of our unions; failure to maintain an effective system of internal control; and those discussed more fully elsewhere in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q. We cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

NON-GAAP FINANCIAL MEASURES

The Corporation presents non-GAAP adjusted income (loss) from operations, which is calculated as income (loss) from operations excluding the Asbestos-Related (Credit) Charge, the Asbestos-Related Proceeds, and the Foreign Energy Credit, for each of the years, as applicable. This non-GAAP financial measure is not based on any standardized methodology prescribed by accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies.

The Corporation has presented non-GAAP adjusted income (loss) from operations because it is a key measure used by the Corporation’s management and Board of Directors to understand and evaluate the Corporation’s operating performance and to develop operational goals for managing its business. This non-GAAP financial measure excludes significant charges or credits that are one-time charges or credits, or unrelated to the Corporation’s ongoing results of operations, or beyond its control. Additionally, a portion of the incentive and compensation arrangements for certain employees is based on the Corporation’s business performance. The Corporation believes this non-GAAP financial measure helps identify underlying trends in its business that otherwise could be masked by the effect of the items it excludes from adjusted income (loss) from operations. In particular, the Corporation believes the exclusion of the Asbestos-Related (Credit) Charge, the Asbestos-Related Proceeds, and the Foreign Energy Credit can provide a useful measure for period-to-period comparisons of the Corporation’s core business performance. The Corporation also believes this non-GAAP financial measure provides useful information to management, shareholders and investors, and others in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects and allowing for greater transparency with respect to key financial metrics used by the Corporation’s management in its financial and operational decision-making.

Adjusted income (loss) from operations is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of adjusted income (loss) from operations rather than income (loss) from operations, which is the nearest GAAP equivalent. Among other things, there can be no assurance that additional benefits similar to the Asbestos-Related Credit, the Asbestos-Related Proceeds, and the Foreign Energy Credit or additional expenses similar to the Asbestos-Related Charge will not occur in future periods.

The adjustments reflected in adjusted income (loss) from operations are pre-tax.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2024	2023	2024	2023

Total net sales	$100,936	$108,108	$418,305	$422,340

Costs of products sold (excl. depreciation and amortization)	80,246	91,448	336,809	347,781
Selling and administrative	15,023	12,783	54,878	50,884
Depreciation and amortization	4,657	4,564	18,611	17,674
(Credit) charge for asbestos-related costs, net	(4,184)	40,887	(4,184)	40,696
Loss (gain) on disposal of assets	20	3	22	(121)
Total operating costs and expenses	95,762	149,685	406,136	456,914

Income (loss) from operations	5,174	(41,577)	12,169	(34,574)

Other expense:
Investment-related income	17	14	121	128
Interest expense	(2,870)	(2,563)	(11,620)	(9,347)
Other — net	1,880	1,092	4,376	4,516
Total other expense — net	(973)	(1,457)	(7,123)	(4,703)

Income (loss) before income taxes	4,201	(43,034)	5,046	(39,277)
Income tax (provision) benefit	(742)	1,699	(2,695)	1,158

Net income (loss)	3,459	(41,335)	2,351	(38,119)

Less: Net income attributable to noncontrolling interest	357	501	1,913	1,809
Net income (loss) attributable to Ampco-Pittsburgh	$3,102	$(41,836)	$438	$(39,928)

Net income (loss) per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.16	$(2.12)	$0.02	$(2.04)
Diluted	$0.16	$(2.12)	$0.02	$(2.04)

Weighted-average number of common shares outstanding:
Basic	19,980	19,729	19,887	19,617
Diluted	19,995	19,729	19,887	19,617

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2024	2023	2024	2023

Net sales:
Forged and Cast Engineered Products	$66,460	$75,757	$286,565	$303,761
Air and Liquid Processing	$34,476	$32,351	$131,740	$118,579
Consolidated	$100,936	$108,108	$418,305	$422,340

Income (loss) from operations:
Forged and Cast Engineered Products	$1,101	$4	$10,494	$7,580
Air and Liquid Processing	7,568	(38,470)	$15,858	$(29,084)
Corporate costs	(3,495)	(3,111)	$(14,183)	$(13,070)
Consolidated	$5,174	$(41,577)	$12,169	$(34,574)

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted income (loss) from operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of income (loss) from operations, the most directly comparable GAAP financial measure, to this non-GAAP financial measure for the three and twelve months ended December 31, 2024, and 2023:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2024	2023	2024	2023

Income (loss) from operations, as reported (GAAP)	$5,174	$(41,577)	$12,169	$(34,574)
Asbestos-Related Charge (1)	(4,101)	40,887	(4,101)	40,887
Asbestos-Related Proceeds (2)	(83)	-	(83)	(191)
Foreign Energy Credit (3)	-	-	-	(1,874)
Income (loss) from operations, as adjusted (Non-GAAP)	$990	$(690)	$7,985	$4,248

(1) For 2024, represents a decrease in the estimated settlement costs of pending and future asbestos claims, net of additional insurance recoveries, and a benefit from the reduction in the estimated defense-to-indemnity cost ratio from 60% to 55%. For 2023, represents an increase in the estimated settlement costs of pending and future asbestos claims, net of additional insurance recoveries, and a reduction in the estimated defense-to-indemnity cost ratio from 65% to 60%.

(2) Represents proceeds received from an insolvent asbestos-related insurance carrier.

(3) Represents reimbursement of past energy costs at one of the Corporation’s foreign operations by its local government.